EXHIBIT 4

UNITED BANKSHARES, INC.
2001 INCENTIVE STOCK OPTION PLAN

1.     Purposes of the Plan.

          The Plan is designed to advance the interests of United Bankshares, Inc. (“United”) by assisting in attracting and retaining qualified employees and providing them with increased motivation to exert their best efforts on behalf of the Company. It is further designed as an Incentive Stock Option Plan pursuant to the provisions of Section 422A of the Internal Revenue Code.

2.     Administration.

          The Plan shall be administered by the Executive Committee of the Board of Directors (“Executive Committee”) of the Company. The Executive Committee may select any officer of the Company or of its subsidiaries owning less than 10% of the issued and outstanding stock of the Company (eligible employee) to participate in the Plan and may from time to time grant options to purchase the shares of stock described hereafter in accordance with the terms of this plan. The Executive Committee shall have full power to construe and interpret the Plan and promulgate such regulations with respect to the Plan as it may deem desirable in accordance with applicable law. The terms and conditions of each option may vary from eligible employee to eligible employee.

3.     Stock Subject to Option.

          There shall be allocated to the Plan 2,000,000 authorized and unissued shares of common capital stock of the Company. The Executive Committee will consider for award 400,000 shares of Common Capital Stock in any plan year. Any ungranted options from the prior year(s) will be added to the current year’s options for the Executive Committee’s consideration for granting the options. The total number of options that may be granted in any one year, with the exception of the first year whereby 400,000 shares will be considered for award, is the current year’s allocation plus the cumulative total of all ungranted options of all prior years under the 2001 Plan. If an option granted under the Plan expires or terminates unexercised as to any shares covered thereby, such shares may thereafter be available for the granting of options under the Plan. In the event there is any change in the common stock of the Company resulting from stock splits, stock dividends, exchanges of shares, or otherwise, the number of shares available for option and subject to any option and the price per share of shares subject to option shall be proportionately adjusted.

          The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Company and any subsidiary or parent of the Company) shall not exceed $100,000.00.

          The Company, during the term of the options granted pursuant to this Plan, will at all times reserve and keep available, and will seek to obtain from any regulatory body having jurisdiction, any requisition authority in order to issue and sell the number of shares of its Common Stock sufficient to satisfy the requirements of such options. If in the opinion of its counsel the issue or sale of any shares of its stock pursuant to this Plan will not be lawful for any reason, including the inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any such shares.

4.     Terms and Conditions of Options.

          All options granted under this Plan shall be issued upon such terms and conditions as the Executive Committee, in its discretion, may from time to time determine, provided, however, that all options granted shall be subject to the following provisions:

          (a) Option Price: The option price per share with respect to each option shall be not less than 100% of the fair market value of the stock on the date the option is granted.

          (b) Vesting: Subject to the acceleration of vesting provisions of Section 4(c), following, an employee shall be permitted to exercise options granted hereunder in accordance with the following vesting schedule:

Years from	Permissible Exercise Until
Grant of Option	Expiration of Option

1	50% of Option Shares
2	75% of Option Shares
3	100% of Option Shares

     (c)  Change in Control: Not withstanding the vesting schedule of Section 4(b), above, in the event of a “change in control” as hereafter defined, an employee shall be permitted to exercise all of the options granted beginning on the date of the execution of a binding contract which would result in a “change in control”, whether or not the contract is performed, and ending on the effective date of the “change in control”, at which time all unexercised options in effect at such time shall terminate. The surviving or resulting corporation or other entity, in its absolute discretion, may grant options to purchase its shares upon such terms and conditions as it desires.

     For the purposes of this Plan, a “change in control shall be deemed to have occurred: (i) if any “person” (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) shall have become the beneficial owner (as such term is used in the Exchange Act), directly or indirectly, of common stock of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities eligible to be voted in an election of directors, unless two-thirds (2/3rds) of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred; (ii) if the individuals who as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by United shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) if there is a change in control of a nature that, in the opinion of counsel for the Company, would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, unless two-thirds (2/3rds) of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred.

     (d)  Exercise of Options: An exercise of an option shall be made in a written notice to the Company of the election and of the number of shares to be purchased. Full payment for shares acquired shall be made in cash at the time that an option, or any part thereof, is exercised. The rights of a record holder of stock with respect to such shares will not accrue until a certificate for the shares is issued.

     (e)  Term of Option: No option shall be granted for a term of more than ten (10) years from the date the option is granted.

     (f)  Employment Status of Optionee: Except as hereinafter provided with respect to disability and death, each option, to the extent it shall not have been exercised, shall terminate upon three (3) months after the termination of employment of the optionee. In the event termination of employment is the result of the optionee’s permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code, or successor section, each option, to the extent it shall not have been exercised, shall terminate one (1) year after the termination of employment of the optionee. This limitation is waived entirely for exercises by estates or by persons receiving options because of the death of the optionee. Provided, however, that nothing in this paragraph shall operate to extend the term of the option beyond the term stated in the agreement granting the option. If any unexercised option terminates for any reason, the shares covered thereby may be optioned to other eligible employees.

     (g)  Options Nonassignable and Nontransferable: Each option, and all rights thereunder, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution. With the exception hereafter noted for disability, during an optionee’s lifetime, an option may only be exercised by the optionee. If an optionee suffers total and permanent disability, an option may be exercised by the optionee, if capable, or by the optionee’s committee, guardian, attorney-in-fact or other authorized person or entity. After the death of an optionee, an option may be exercised by his or her personal representative, devisee or heir, as the case may be.

     (h)  Order of Exercise: Any option granted pursuant to this Plan may be exercised in any order, at the discretion of the optionee.

     (i)  Grant of Non-Statutory Stock Options: An option granted pursuant to this Plan may be a non-statutory stock option notwithstanding that it may satisfy all of the terms and conditions of this Section 4, subsections (a) through (h), above. In such case, the Option Agreement entered into by and between the Company and the optionee shall express that the option granted is a non-statutory stock option.

5.     Rights of Shareholders.

     No optionee shall have rights as a shareholder as to shares covered by an option until the date a stock certificate is issued to such individual for the shares.

6.     Effective Date of Plan:

     The Plan shall become effective upon approval of the Board of Directors, but shall be rendered ineffective unless approved by the shareholders owning a majority of the stock of the Company within twelve (12) months after it is adopted by the Board of Directors.

7.     Amendment of Plan.

     The Board of Directors may at any time terminate or from time to time amend the Plan and the terms and conditions of any options not theretofore issued; and may, with the consent of the affected holder of an option, withdraw or from time to time amend the Plan and the terms and conditions of any options which theretofore have been granted.

However, the Board of Directors may not, without the approval of the shareholders, amend or alter the Plan to increase the maximum number of shares as to which options may be granted under the Plan or change the class of eligible employees.

8.     Termination of Plan.

     The Plan shall terminate five (5) years from its effective date, or if earlier, five (5) years from the date of its adoption, but the termination shall not affect option rights granted before the date of termination.